PRICING SUPPLEMENT NO. 176 DATED                       Filed Pursuant to
December 21, 1995 TO PROSPECTUS DATED                  Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS                File No. 33-51877
DATED October 14, 1995


                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series A
                 Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:               $1,095,000.00
Original Issue Date (Settlement Date)     December 27, 1995
Stated Maturity Date:                     December 15, 2002
Issue Price to Public:                    100.00% of Principal Amount
Interest Rate:                            7.500% Per Annum
Interest Payment Dates:                   January 15 and monthly
                                          thereafter Commencing
                                          January 15, 1996
Survivor's Option:                        [ X ] Yes    [   ] No
Optional Redemption:                      [ X ] Yes    [   ] No
Initial Redemption Date:                  December 15, 1997
Redemption Price:                         Initially 101.00% of Principal
                                          Amount and 100.00% after the
                                          first anniversary of the Initial
                                          Redemption Date.

       Agent                              Principal Amount of Notes
                                           Solicited by Each Agent
Prudential Securities Incorporated        $  327,000.00
EVEREN Securities, Inc.                   $  100,000.00
First of Michigan Corporation             $   10,000.00
Roney & Co.                               $   61,000.00
J.W. Korth & Company                      $  597,000.00
       Total                              $1,095,000.00


                                            Per Note
                                          Sold by Agents
                                           To Public           Total

Issue Price:                              $1,000.00          $1,095,000.00
Agent's Discount or Commission:           $    7.00          $    7,665.00
Maximum Dealer's Discount or
  Selling Concession:                     $   18.00          $   19,710.00
Proceeds to the Company:                  $  975.00          $1,067,625.00

CUSIP Number:   12589QHN9